Exhibit 10.9

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of June 25, 1999 (this “Agreement”), between CMLS MANAGEMENT, L.P., a Delaware limited partnership (“CMLS”), and ICF CONSULTING GROUP, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to obtain financial, acquisition, strategic, business and consulting services from CMLS with respect to the management of the Company and future acquisitions the Company may wish to undertake;

WHEREAS, CMLS is in the business or providing such services and is willing to provide such services to the Company in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and the mutual benefits to be derived from this Agreement, CMLS and the Company agree as follows:

1.        Engagement. Upon the terms and subject to the conditions set forth in this Agreement, the Company retains CMLS as a consultant to provide analysis, advise and other financial, strategic, business, acquisition and consulting services including, but not limited to, the identification and sourcing of capital to meet the needs of the Company and its subsidiaries (the “Subsidiaries”) as they may exist from time to time (the “Services”).

2.        CMLS’ Duties and Obligations. CMLS agrees, during the term of this Agreement, to provide the Services in a professional manner and to provide such other consulting services as may be reasonably requested from time to time by the Company, its Subsidiaries or their respective chief executive officers in accordance with this Agreement, including providing the services of an employee of CMLS to serve as a director of the Company or its Subsidiaries.

3.        Compensation; Expenses.

  (a)    As consideration for the provision of the Services, the Company agrees to pay or to cause its Subsidiaries to pay to CMLS, during the term of this Agreement, the following fees:

  (i)    A closing fee equal to $750,000, payable upon the closing (the “Closing”) of the transactions contemplated by the Recapitalization Agreement dated                     , 1999, among ICF Kaiser International, Inc. (“ICF Kaiser”), ICF Consulting Group Holdings, LLC and the Company (the “Recapitalization Agreement”);

  (ii)    A fixed consulting fee of $100,000 per annum;

  (iii)    An annual variable fee equal to 2% percent of the Company’s consolidated Adjusted EBITDA (as defined on the attached Exhibit 1 as such Exhibit may be amended so as to conform to the definition of Adjusted EBITDA in the Shareholders Agreement as hereinafter defined) for each of the Company’s fiscal years or portions thereof during the term of this Agreement; and

  (iv)    Acquisition fees to be agreed upon by the Company and CMLS on a case by case basis, payable upon each closing by the Company or a Subsidiary of a transaction for which CMLS provided analysis, advice or acquisition consulting services.

  (b)    The fees payable under subparagraphs 3(a)(ii) and (iii) shall be payable quarterly in arrears on the last day of the fiscal quarter. The first payment on account of such fees shall be pro rated from the Closing until the end of the first fiscal quarter following the Closing. For such purpose, the annual fee under subparagraph (a)(ii) above shall be payable at the rate of $25,000 per quarter and the variable fee under subparagraph (a)(iii) above shall be payable at the rate of $45,000 per quarter for an aggregate of $70,000 per quarter with adjustments to be made after the end of the fiscal year on the basis of actual Adjusted EBITDA calculated from the Company’s audited consolidated financial statements.

  (c)    The Company shall reimburse or shall cause its Subsidiaries to reimburse CMLS for all documented reasonable out-of-pocket expenses (including, without limitation, travel and lodging) incurred by CMLS, its managers and agents in connection with providing the Services hereunder.

4.        Term. The initial term of CMLS’ engagement under this Agreement shall commence on the date hereof and shall continue through and until the seventh anniversary of the date hereof (the “Initial Term”) and the engagement shall thereafter be extended on a year-to-year basis by the Company, with the approval of a majority of the board of directors of the Company (the “Board”), upon written notice six months prior to the end of the Initial Term or any subsequent one-year extension.

5.        Indemnification.

(a)    Indemnification by the Company

  (i)    The Company agrees to indemnify and hold harmless CMLS and its managers, members, agents and affiliates against and from any and all claims, liabilities, losses, costs, damages, expenses, judgments, fines and amounts paid in settlement (including reasonable attorneys’ fees), arising from any source, including, without limitation, from any threatened, pending or completed actions or lawsuits whether civil, criminal, administrative or investigative, by or in the right of the Company to procure a judgment in its favor, arising from CMLS’ performance of the Services, except insofar as such may arise solely from CMLS’ negligence or intentional wrongdoing. The Company shall be entitled to direct the defense of any claim for which it is obligated to provide indemnification, at the Company’s expense, but such defense shall be conducted by legal counsel mutually agreed to by the Company and CMLS. If the Company and CMLS cannot agree on legal counsel within a reasonable period of time, legal counsel shall be selected by the managing partner of Cravath, Swaine and Moore. The Company agrees to keep CMLS informed on a timely basis of the status of all legal proceedings relating to this indemnification and shall provide copies of all documents relating to the legal proceedings to CMLS or at CMLS’ request, its legal counsel. The Company further agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding without the prior written consent of CMLS, which consent shall not be unreasonably withheld or delayed. CMLS agrees to provide reasonably timely notice to the Company of any proceeding or investigation which may be the subject of any indemnity demand hereunder. The failure to provide such immediate notice shall not affect the Company’s obligation to provide indemnity hereunder, except to the extent that such delay has prejudiced the Company.

  (ii)    Expenses incurred in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, upon receipt of any undertaking by or on behalf of CMLS to repay such amount if it is ultimately determined, in a final non-appealable judgment of a court of competent jurisdiction that CMLS is not entitled to be indemnified against such expenses solely as a result of CMLS’ gross negligence or intentional wrongdoing. This undertaking by CMLS shall be an unqualified general undertaking, and no security for such undertaking will be required.

  (iii)    All of CMLS’ rights and obligations under this Section 5(a) will continue even after this Agreement has been terminated for any reason.

  (b)    Indemnification by CMLS

    (i)    CMLS agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents and affiliates against and from any and all claims, liabilities, losses, costs, damages, expenses, judgments, fines and amounts paid in settlement (including reasonable attorneys’ fees), arising from any source, including, without limitation, from any threatened, pending or completed actions, or lawsuits whether civil, criminal, administrative or investigative, by or in the right of CMLS to procure a judgment in its favor, arising from CMLS’ gross negligence or intentional wrongdoing in its performance of the Services. CMLS shall be entitled to direct the defense of any claim for which it is obligated to provide indemnification, at CMLS’ expense, but such defense shall be conducted by legal counsel mutually agreed to by the Company and CMLS. If the Company and CMLS cannot agree on legal counsel within a reasonable period of time, legal counsel shall be selected by the head of the litigation department of Cravath, Swaine and Moore. CMLS agrees to keep the Company informed on a timely basis of the status of all legal proceedings relating to this indemnification and shall provide copies of all documents relating to the legal proceedings to the Company or at the Company’s request, its legal counsel. CMLS further agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The Company agrees to immediately notify CMLS of any proceeding or investigation which may be the subject of any indemnity demand hereunder. The failure to provide such immediate notice shall not affect CMLS’ obligation to provide an indemnity hereunder, except to the extent that such delay has prejudiced CMLS.

  (ii)    Expenses incurred in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the CMLS in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Company to repay such amount if it is ultimately determined, in a final non-appealable judgment of a court of competent jurisdiction, that the Company is not entitled to be indemnified against such expenses solely as a result of the Company’s negligence or intentional wrongdoing in its performance of the Services. This undertaking by the Company shall be an unqualified general undertaking, and no security for such undertaking will be required.

  (iii)    All of the Company’s rights and obligations under this Section 5(b) will continue even after this Agreement has been terminated for any reason.

6.         Nature of CMLS’ Undertaking: No Joint Venture or Partnership. The Company and CMLS hereby agree that neither CMLS’ entering into this Agreement nor CMLS’ provision of Services to the Company and its Subsidiaries shall be construed to have created either a joint venture or a partnership for the purpose of providing such Services.

7.        Confidentiality. CMLS and its affiliates shall not directly or indirectly communicate disclose or use (other than to (a) the Company’s shareholders (b) the limited partners or control groups of the Company’s Shareholders and (c) each of the Company’s employees agents, advisors and representatives) or use any secret, private or confidential information or other proprietary knowledge concerning the Company or its Subsidiaries which is received in the course of providing the Services hereunder, including, without limitation, information relating to products, services, technology, trade secrets, systems, operations an customers, provided, however, that such obligation of confidentiality shall not apply to information which (i) is in the public domain, (ii) is known to CMLS prior to disclosure by the Company or its Subsidiaries, (iii) is received from a third party having a right to make disclosure thereof, (iv) is disclosed by CMLS in connection with the performance of its duties hereunder, (v) is required by law, court order, regulatory agency of competent jurisdiction, or stock exchange on which the Company’s securities are listed, or (vi) the disclosure of which is authorized by the Company or the Subsidiaries. Except as specifically stated above and in the Shareholders Agreement, CMLS shall not be limited in any way in the conduct of its business. This provision shall survive the termination of this Agreement.

CMLS acknowledges that disclosure of, or any contravention of, this Section will result in immediate, direct irreparable and substantial damage to the Company for which a remedy at law may not be sufficient and therefore, the Company may be entitled to injunctive, specific performance or such other equitable relief or remedy as may be available to it.

8.        Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been sufficiently given or made for all purposes hereof if mailed, by registered mail, postage prepaid, addressed to such party at its address indicated below or to such other address as the addressee shall have theretofore furnished in writing to the other party:

If to CMLS:

        CMLS Management, L.P.

        135 East 57th Street

        New York, New York 10022

        Attention: Mr. Peter M. Schulte

        Fax No.: (212) 829-0553

with a copy to:

        Paul, Weiss, Rifkind, Wharton & Garrison

        1285 Avenue of the Americas

        New York, New York 10019-6064

        Attention: Robert M. Hirsh, Esq.

        Fax No.: (212) 757-3990

If to the Company:

        ICF Consulting Group, Inc.

        9300 Lee Highway

        Fairfax, Virginia 22031-1207

        Attention: Chief Executive Officer

9.         Agreement. This Agreement (a) contains the complete and entire understanding and agreement of CMLS and the Company respecting the subject matter hereof; (b) supersedes and cancels all other understandings or agreements, other than the Shareholders Agreement, oral or written, respecting the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by CMLS and the Company.

10.         Waiver. No failure or delay on the party of any part hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof (except as provided in Section 5(a) above), nor shall any single or partial exercise of such right, power or remedy preclude any other or further exercise thereof or exercise of any right, power or remedy. The remedies provided herein are cumulative and are not exclusive of any remedies that may be available to such party at law, in equity or otherwise.

11.         Successors, Assignment, Third Party Beneficiaries. CMLS and the Company may not assign their respective rights or obligations under this Agreement without the express written consent of the other party. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Other than as provided in Section 5, no person other than the parties hereto is intended to be a beneficiary of this agreement.

12.        Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole, or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and all other provisions of this Agreement shall continue in full force and effect.

13.         Section Headings. All section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

14.         Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by, construed, interpreted and enforced according to the laws of the State of New York.

    IN WITNESS WHEREOF, the Company and CMLS have caused this Agreement to be duly executed and delivered on the date and year first above written.

CMLS MANAGEMENT, L.P.
By:	CMLS Management, GP, L.L.C.

	By:	/s/ Peter M. Schulte
Peter M. Schulte
Managing Member

ICF CONSULTING GROUP, INC.

	By:	/s/ Peter M. Schulte
Peter M. Schulte
Vice Chairman

SCHEDULE A

CERTAIN SUPPLEMENTAL DEFINITIONS

“Adjusted Cash” means the average of Cash for the end of each fiscal quarter of the Company’s two most recently completed fiscal years, one of which may be a Short Year (as defined below), or, if the Company’s consolidated audited balance sheet for either of such fiscal years is yet not available, such average computed utilizing Estimated Cash for any fiscal quarter in either of such fiscal years.

“Adjusted EBITDA” means:

(a)    if the Notice Date is prior to the end of the fiscal year during which the Closing (as defined in the Recapitalization Agreement) occurs (the “Short Year”) or within the first nine months of the fiscal year following the Short Year, EBITDA for such Short Year, which shall be annualized by multiplying such EBITDA by a fraction, the numerator of which is 365 and the denominator of which is the number of days from the Closing Date to the end of the fiscal year (the “Annualized EBITDA”). If the Notice Date is within the period described in this paragraph (a), the Annualized EBITDA shall not be averaged with EBITDA of any other fiscal period;

(b)    if the Notice Date is within the last three months of the fiscal year following the Short Year, the average of EBITDA for such fiscal year and Annualized EBITDA; or

(c)    if the Notice Date falls at any time following the Company’s first full fiscal year after the Closing, (i) if the Notice Date is within the first nine months of the Company’s fiscal year, the average of EBITDA for the two most recent fiscal years of the Company (or, if one of such fiscal years is the Short Year, then Annualized EBITDA shall be used for such fiscal year), or (ii) if the Notice Date is within the final three months of the fiscal year, the average of EBITDA for fiscal year prior to the fiscal year in which the Notice Date falls and EBITDA for the fiscal year in which the notice Date fails.

“Adjusted Indebtedness,” means the Company’s consolidated short and long-term debt and capital leases, averaged quarterly over the Company’s two most recently completed fiscal years, one of which may be a Short Year (as defined below), or, if the Company’s consolidated audited balance sheet for either of such fiscal years is yet not available, such average computed utilizing Estimated Indebtedness for any fiscal quarter in either of such fiscal years.

“Book Value” means (a) the purchase price of such Management Shareholder’s Share plus (b)(i) the retained earnings or losses (as the case may be) of ICFC from the Closing Date to the Notice Date plus proforma proceeds from the exercise of options and/or warrants less the value of any Treasury Stock acquired after the Closing shown on the most recent financial statement multiplied by (ii) the portion of the total limited liability company interests of ICFC outstanding on the Notice Date, on a fully diluted basis, including, without limitation, interests represented by vested options and unexercised warrants, represented by such Management Shareholder’s Share.

“Buy-Back Price” means the lower of (a) the purchase price originally paid by the Shareholder for each such Repurchase Share, plus an amount equal to interest thereon at a rate of 7% per annum, calculated for the period from and including the Acquisition Date up to but excluding the Notice Date and (b) the Book Value of such Repurchase Shares.

“Cash” with respect to any fiscal period, means that portion of the Company’s current assets in the from of cash or cash equivalents as reflected (a) with respect to any audited

2

fiscal period of the Company, in the Company’s consolidated audited financial statements for such fiscal period, or (b) with respect to any unaudited fiscal period of the Company, in the Company’s consolidated financial statements for such fiscal period.

“EBITDA” with respect to any fiscal period, shall be obtained from the Company’s consolidated annual audited income statements and shall be defined as follows:

  (a)    net income, as determined in accordance with generally accepted accounting principles;

  (b)    minus extraordinary and nonoperating gains and plus extraordinary and nonoperating losses, including, without limitation, any prepayment penalties resulting from the retirement of debt before its scheduled repayment date;

  (c)    plus income taxes;

  (d)    minus gains plus losses from the sale of assets other than write-offs in the ordinary course of business;

  (e)    plus interest expense and all other related costs of borrowing;

  (f)    plus extraordinary litigation expenses and extraordinary legal and accounting expenses;

  (g)    plus any expenses incurred or minus reimbursement received, both net of reserves, in settlement of any claims or other items related to the assets and liabilities of the Company for events occurring prior to the date of this Agreement;

  (h)    plus any charges to income related to the grant, issuance of exercise of Common Stock options or warrants to management of, or lenders to, the Company or its Subsidiaries;

3

  (i)    plus consulting fees paid to CMLS in accordance with the provisions of Section 3 of this Agreement;

  (j)    plus charges amortized or expenses relating to acquisitions by the Company of its Subsidiaries completed after the date of this Agreement;

  (k)    plus amortization and other similar non-cash charges, including but not limited to amortization of transaction expenses related to the transactions contemplated by the Recapitalization Agreement (the “Acquisition”);

  (l)    plus any and all expenses relating to the discussion, evaluation, negotiation, documentation and closing or potential closing of the Acquisition (including, without limitation, the fees, disbursement and other expenses to lawyers, accountants, actuaries, consultants, and any other advisors);

  (m)    minus interest income to the extent it is reflected above the operating income line;

  (n)    plus travel, lodging and entertainment expenses for the directors of or lenders to the Company and CMLS;

  (o)    plus any director or similar fees paid to any member of the Board;

  (p)    plus costs associated with, and the impact on profits, actions taken by the Board, other than those taken to achieve the Company’s or its Subsidiaries’ budget or projected growth if such actions are out of the ordinary course, including, but not limited to, changes in accounting policies;

  (q)    plus expenses for special consultants engaged outside of the ordinary course which are not allowable as part of the Company’s or its Subsidiaries’ general and administrative rates;

4

  (r)    plus depreciation, amortization and other similar non-cash charges;

  (s)    plus costs associated with key-man life insurance policies; and

  (t)    plus costs associated with financial reporting (in the ordinary course of business) to CMLS and the Company’s lenders.

In the event of loss from a catastrophe or other casualty loss, an act of God, including, but not limited to, fire, flood, wind damage, lightning or other event, industrial sabotage, labor strikes, disputes or work stoppages or any other unforeseen event (whether at the Company, any of its Subsidiaries, or at any of its suppliers), which such event or events shall cause a disruption or cessation of all or a portion of the normal business operations of the Company or its Subsidiaries for a period of forty-eight hours or longer, than for purposes of the determination of EBITDA, to the extent that the Company or its Subsidiaries is not reimbursed by its business interruption insurance policy, EBITDA will be credited with an amount equal to the product of (a) the daily average EBITDA for the two most recent fiscal years of the Company (or as applicable, its Subsidiary) for which there were no such disruptions and (b) the number of days that the normal business operations were disrupted or ceased.

“Estimated Cash” with respect to any fiscal period, means an estimate of such period’s Cash, as estimated by the Board in good faith.

“Estimated EBITDA” with respect to any fiscal period, means an estimate of such period’s EBITDA, as determined by the Board in good faith.

“Estimated Indebtedness” with respect to any fiscal period, means an estimate of such period’s Indebtedness, as determined by the Board in good faith.

5

“Indebtedness,” with respect to any period, means the Company’s consolidated short and long-term working capital and funded debt and capital leases for the period being measured.

“Notice Date” means the date upon which the Repurchase Notice is given provided, however, that, if the repurchase of the Shares may not occur because of any limitation or repurchasing contained in this Agreement, the Notice Date shall be the first day on which such limitations no longer exist.

“Put/Call Price” means the higher of (x) the quotient obtained dividing (a)(i) Adjusted Cash, plus (ii) the product of (A) six and (B) Adjusted EBITDA; minus (iii) the Company’s Adjusted Indebtedness, by (b) the number of share of Common Stock issued and outstanding as of the Notice Date, computed on a fully diluted basis, including without limitation, vested options and unexercised warrants; and (y) the purchase price originally paid by the Shareholder for each such Repurchase Share, plus an amount equal to interest thereon at a rate of 7% per annum, calculated for the period from and including the Acquisition Date up to but excluding the Notice Date.

Estimated EBITDA, Estimated Cash; and Estimated Indebtedness.

Determinations of Estimated EBITDA, Estimated Cash and Estimated Indebtedness shall be made at the next scheduled quarterly meeting of the Board following the Notice Date (the “First Meeting”) provided that, if the Notice Date is within ten days of the First Meeting such determinations shall be made at the Board meeting immediately following the First Meeting.

Adjustments.

If either of Estimated EBITDA, Estimated Indebtedness, or Estimated Cash is utilized in the determination of Put/Call Price, no later than 90 days after the Company’s fiscal

6

year end for which Estimated EBITDA, Estimated Indebtedness, or Estimated Cash was determined by the Board, the Company shall pay to the Shareholder, subject to the provisions of Section 5.3, an amount equal to (a) the product of (i) the Put/Call Price, calculated utilizing each of actual EBITDA, actual Cash and actual Indebtedness for such fiscal year and (ii) the number of Repurchase Shares minus (b) the consideration paid by the Company for such Repurchase Shares, if such amount is a positive number, and if such amount is a negative number, within 10 days of receipt of written notice from the Company such Shareholder shall pay the absolute value of such amount to the Company.

7

FORM OF

FIRST AMENDMENT TO CONSULTING AGREEMENT

THIS FIRST AMENDMENT TO CONSULTING AGREEMENT (“First Amendment”) is made this                 , 2006 by and between CMLS MANAGEMENT, L.P., a Delaware limited partnership (“CMLS”), and ICF CONSULTING GROUP, INC., a Delaware corporation (the “Company).

RECITALS

R-1.    Under the terms of a Consulting Agreement dated June 25, 1999, by and between CMLS and the Company, the Company retained CMLS as a consultant for the purpose of providing to the Company financial, acquisition and strategic, business and consulting services.

R-2.    The term of the Consulting Agreement is for seven years commencing June 25, 1999 and ending June 25, 2006.

R-3.    The Company is a wholly owned subsidiary of ICF International, Inc., formerly ICF Consulting Group Holdings, Inc., a Delaware corporation (“ICFI”).

R-4.    The Company and CMLS wish to extend the term of the Consulting Agreement until the earlier of December 31, 2006 or an “Exit Event” (as hereinafter defined).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and CMLS do hereby agree as follows:

1.        Section 4 of the Consulting Agreement is hereby deleted in its entirety and replaced with the following language:

  4.    Term.

(a)    The term of CMLS’ engagement under this Agreement commenced July 25, 1999 and shall continue until the earlier of (i) December 31, 2006 or (ii) an “Exit Event” as hereinafter defined.

(b)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “CM Group” shall mean the following entities: CM Equity Partners, L.P.; CMEP Co-Investment ICF, L.P.; CM Equity Partners II, L.P.; and CM Equity II Co-investors, L.P.

(ii)    “Exit Event” shall mean the occurrence of any of the following (each deemed to have occurred on the applicable effective date of the transaction): (1) the sale of all or substantially all of the consolidated assets of the Company, or of ICFI, in a transaction or series of transactions (which in the case of ICFI includes, without limitation, its shares in the Company); (2) a transaction or series of transactions which result in the change in the beneficial ownership of 50.1 percent (50.1%) or more of the outstanding shares of the Company or ICFI, unless at or upon the completion of such transaction or transactions, members of the CM Group, directly or indirectly retain control of the Company or ICFI, as applicable; (3) the merger or consolidation of the Company or ICFI with another Person unless at or upon completion of such transaction members of the CM Group will directly or indirectly control such combined entity; (iv) the date of completion of the first “Qualified Public Offering.”

(iii)     “Person” means any natural person, sole proprietorship, partnership, limited partnership, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and any individual acting in the capacity of trustee, executor, administrator or other legal representative.

(iv)    “Public Offering” means any offer for sale of equity securities of ICFI or ICF pursuant to an effective registration statement filed under the Securities Act, or the merger or consolidation into a Person whose equity securities are registered under the Securities Act where the consideration to be received by the ICFI shareholders (or to be received by ICFI as the Companies’ shareholder) in such sale, merger or consolidation are such equity securities.

(v)    “Qualified Public Offering” means a Public Offering of equity securities which results in (1) aggregate gross cash proceeds to (A) the selling ICFI shareholders or ICFI or both (in the case of a Public Offering by ICFI) or (B) ICFI or the Company (in the case of a Public Offering by the Company) of at least $30 Million Dollars ($30,000,000) and (2) an aggregate market value (calculated using the offering price of such Public Offering of ICFI’s or the Company’s, as applicable, outstanding equity securities immediately following the consummation of such Qualified Public Offering of at least $100,000,000.

(vi)    “Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.

(c)    In the event that this Agreement is terminated prior to December 31, 2006 as a result of an Exit Event pursuant to Section 4(a), then CMLS shall be entitled to a termination fee of $90,000, which shall be in addition to any other fees payable under Section 3 of this Agreement.

2.        Except as amended by this First Amendment, the Consulting Agreement is hereby ratified and affirmed.

3.        All section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

4.        This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by, construed, interpreted and enforced according to the laws of the State of New York.

2

WITNESS, the undersigned have caused their duly authorized officer, agent or representative to execute and deliver this First Amendment.

ICF CONSULTING GROUP, INC.
a Delaware corporation

By:
Title:

CMLS MANAGEMENT, L.P. a Delaware limited partnership

By:	CMLS Management GP, L.L.C.

By:
Title:

3